Exhibit 99.(j)

(Letterhead of KPMG)

Consent of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of
Strategic Partners Asset Allocation Funds:

We consent to the incorporation by reference, in this registration statement, of our report dated September 28, 2005 on the statement of assets and liabilities of the Strategic Partners Asset Allocation Funds comprised of Strategic Partners Moderate Allocation Fund, Strategic Partners Conservative Allocation Fund and Strategic Partners Growth Allocation Fund (formerly known as Strategic Partners Moderate Growth Fund, Strategic Partners Conservative Growth Fund and Strategic Partners High Growth Fund, respectively) (hereafter referred to as the “Funds”), including the portfolios of investments as of July 31, 2005, and the related statements of operations for the year then ended, and the statement of changes in net assets and the financial highlights for each of the years in the two-year period then ended.  The financial statements and financial highlights and our report thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP
KPMG LLP
New York, New York
September 28, 2005